EXHIBIT 11(A)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity Short-Term World Income Fund and Fidelity Global Bond Fund, of our reports dated February 8, 1996 and February 9, 1996, respectively, on the financial statements and financial highlights included in the December 31, 1995 Annual Reports to Shareholders of Fidelity Short-Term World Income Fund and Fidelity Global Bond Fund, respectively. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 20, 1996